Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Definitions. I intend all words used in this Separation Agreement and Release to have their plain meanings in ordinary English. Specific terms that I use in this Separation Agreement and Release have the following meanings:

A.	“Agreement” means this Separation Agreement and Release.

B.	“AudioEye” means AudioEye, Inc., any company related to AudioEye, Inc. in the present or past, any predecessors, parents, subsidiaries, affiliates, and divisions of AudioEye, Inc., and any successors of AudioEye.

C.	“Company” means AudioEye; the present and past officers, directors, committees, shareholders, fiduciaries and employees of AudioEye; any company providing insurance to AudioEye in the present or past; the present and past employee benefit plans sponsored or maintained by AudioEye (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for AudioEye; and anyone who acted on behalf of AudioEye or on instructions from AudioEye.

D.	“I”, “me”, and “my” include both me and anyone who has or obtains any legal rights or claims through me.

E.	“My Claims” means all of my rights that I now have to any relief of any kind from the Company whether or not I know about them, including without limitation:

1.	all claims arising out of or relating to my employment with AudioEye or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Industrial Welfare Act (Ch. 49.12 RCW), the Minimum Wage Act (Ch. 49.46 RCW), the Wage Payment Act (Ch. 49.48 RCW), the Wage Rebate Act (Ch. 49.52 RCW), the Washington Law Against Discrimination (Ch. 49.60 RCW), and the Washington leave laws, including the Paid Sick Leave Act (RCW 49.46), the Family Care Act (RCW 49.12), the Domestic Violence Leave Act (RCW 49.76), the Military Family Leave Act (RCW 49.77), and leave for certain emergency services personnel (RCW 49.12);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; failure to provide any legally required notice or disclosure; my activities, if any as a “whistleblower”; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, compensation under the Offer Letter, bonuses, commissions, stock-based compensation or stock options, vacation pay, paid sick or safe leave, paid time off, paid family or medical leave, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, “My Claims” does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Agreement, or any claims for breach of this Agreement.

F.	“Offer Letter” means the March 16, 2021 “Offer of Employment” letter from Brittani Morelli to me, as amended by Ms. Morelli’s September 17, 2021 “Revised Offer of Employment” letter to me.

G.	“Restrictive Covenant Agreement” means the Confidentiality, Proprietary Rights, Non-Competition and Non-Solicitation Agreement entered into between me and AudioEye, Inc. as of March 21, 2021.

Consideration. My employment with AudioEye will end effective April 15, 2022 (the “Separation Date”), upon which my employment with AudioEye will terminate. If I sign and do not rescind this Agreement as provided below, and if I otherwise satisfy the conditions described in this Agreement, I will receive the following (collectively, the “Consideration”):

•	Severance Payment. A severance payment in the amount of fifty-eight thousand, three hundred and thirty-three dollars ($58,333), less applicable deductions and withholdings (the “Severance Payment”). AudioEye will pay the Severance Payment in equal installments at my last base salary rate for the period from the Separation Date and continuing on AudioEye’s regular payroll schedule until fully paid. If any installment payment dates occur prior to expiration of the rescission period described below, such installments will be held and paid on the first payroll date following expiration of the rescission period.

•	Continuation Coverage. If I timely elect continuation coverage from AudioEye under the group health plan in which I am a participant, AudioEye will reimburse me for the premiums I pay to continue such coverage through June 30, 2022, or such earlier date that continuation coverage is no longer available to me under the applicable plan.

•	Continued Vesting of Certain Equity. AudioEye will continue me as a Service Provider through June 15, 2022 and thus permit continued vesting of certain Executive Restricted Stock Units granted to me under the Company’s 2020 Equity Incentive Plan as if I had remained employed as of the applicable vesting date as described on Exhibit A. I understand that no other terms of the agreements relating to the Executive Restricted Stock Units or Performance Stock Units will be amended, that the other Executive Restricted Stock Units and Performance Stock Units are forfeited as of my termination of employment, and that Exhibit A sets forth a complete and accurate recitation of my stock unit holdings as of the Separation Date and thereafter.

I understand and acknowledge that the Consideration is in addition to anything of value that I would be entitled to receive from AudioEye if I did not sign this Agreement or if I rescinded this Agreement.

Post-Employment Obligations. I acknowledge and affirm that I have continuing obligations to AudioEye under the Restrictive Covenant Agreement, including, without limitation, under Sections 2 (Confidentiality) and 4 (Non-Competition and Non-Solicitation) thereof. My continuing obligations to AudioEye under the Restrictive Covenant Agreement are referred to in this Agreement as the “Post-Employment Obligations.” Nothing in this Agreement is intended to change or supersede any continuing post-employment obligations I may have to AudioEye relating to the protection of Company or third-party confidential information, cooperation with and assignment to AudioEye of all intellectual property ownership, or participation in activities that may compete with AudioEye or soliciting AudioEye customers, employees or agents. I agree that any such obligations shall remain in full force and effect.

In addition, I agree to cooperate fully and in a timely fashion with the Company with respect to any matter with which I have knowledge or had previous involvement. Such cooperation may include being available from time to time upon the Company’s request for calls, conferences and requests for information about or related to matters on which I worked. As part of such cooperation, I shall provide limited transition services through June 15, 2022, during which time I shall be considered a “Service Provider” for purposes of the vesting of the Restricted Stock Units referenced above and in Exhibit A hereto.

Release of My Claims. I understand and acknowledge that the Consideration is in addition to anything of value that I would be entitled to receive from AudioEye if I did not sign this Agreement or if I rescinded this Agreement. In exchange for that Consideration, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though AudioEye will provide the Consideration described in this Agreement for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Agreement are confidential and that I may not disclose those terms to any person except my legal advisor, tax advisor or spouse, or as required by law or administrative agency process.

Non-Disparagement. I agree that from the date of this Agreement forward I will not make, either myself or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be of a negative or critical nature concerning AudioEye, including, but not limited to, statements about the Company’s business practices, the activities of its employees and shareholders, events in the workplace, and my treatment by AudioEye, to anyone other than in private and privileged conversations with my legal advisor, or as required by law or administrative agency process. This prohibition against defaming or disparaging the Company includes but is not limited to making statements on social media (including on employee review websites such as Glassdoor, Vault, and other similar platforms) and/or other media in any forum, and whether or not signed by or acknowledged as authored by me.

In addition, by signing this Agreement, I confirm that I have deleted or removed all social media or employee review website posts authored by me prior to the date of this Agreement that contain statements that are or reasonably could be interpreted to be of a negative or critical nature concerning AudioEye, whether or not such posts or statements were signed by or acknowledged as authored by me, and not to make such posts in the future.

Notwithstanding the foregoing, nothing in this Agreement (including my obligations of Confidentiality and Non-Disparagement) or the Restrictive Covenant Agreement in any way restricts or impedes me from exercising protected rights or disclosing or discussing allegations of sexual assault or harassment, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

Permitted Communications. I understand that nothing in this Agreement or the Restrictive Covenant Agreement is intended to prevent me from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, responding to a subpoena or other court order, or otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Exchange Act Rule 21F-17.

Injunctive and Other Relief. I agree that damages alone cannot compensate AudioEye in the event of a violation of my Post-Employment Obligations, and that, if such violation should occur, injunctive relief will be essential for the protection of AudioEye and its successors and assigns. I further agree that, if I violate or breach or threaten to violate or breach any of the Post-Employment Obligations, AudioEye will be entitled to obtain injunctive relief against me, in addition to such further or other relief as may be available at equity or law. Obtainment of an injunction by AudioEye will not be considered an election of remedies or a waiver of any right to assert any other remedies that AudioEye has at law or in equity, including but not limited to AudioEye’s right to recover the Consideration, and to collect actual, statutory, and exemplary damages. No waiver of any breach or violation shall be implied from forbearance or failure by AudioEye to take action. The prevailing party in any litigation to enforce this Agreement will recover all of such party’s reasonable costs, expenses, and attorneys’ fees from the other party.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Agreement. My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Agreement. I understand that I have 21 calendar days from the day that I receive this Agreement, not counting the day that I receive this Agreement, to consider whether I wish to sign this Agreement. If I sign this Agreement before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement. I also agree that any changes made to this Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Agreement. I understand that I may rescind this Agreement at any time within seven calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to AudioEye by hand or by mail within the 21-day period that I have to consider this Agreement. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to AudioEye by hand or by mail within the seven-day rescission period. All deliveries must be made to AudioEye at the following address:

Brittani Morelli

5210 East Williams Circle, Suite 750

Tucson, Arizona 85711

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and

(2)	properly addressed to AudioEye at the address stated above.

Interpretation of the Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement will remain in full force and effect with respect to all the rest of My Claims.

Entire Agreement. Except as otherwise specified herein, this Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter; provided, however, the continuing post-employment obligations that I have under the Restrictive Covenant Agreement will remain in full force and effect in accordance with the terms of the Restrictive Covenant Agreement.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with AudioEye. No child support orders, garnishment orders, or other orders requiring that money owed to me by AudioEye be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, stock units and other equity, bonuses, and other compensation that I earned during my employment with AudioEye or that were due to me in connection with the termination of that employment.

I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement. I am voluntarily releasing My Claims against the Company. I intend this Agreement to be legally binding.

Dated:	4/14/2022		/s/ Christopher Hundley
Christopher Hundley

Accepted and agreed to:			AudioEye, Inc.

Dated:	April 15, 2022
	By	/s/ David Moradi
David Moradi
Chief Executive Officer

Exhibit A

Agreement Name	Number of Shares Already Vested	Number of Shares to Vest in the Future	Date of Future Vesting
Performance Stock Unit Agreement (with an April 23, 2021 grant date)	6,110	0	n/a
Restricted Stock Unit Award Agreement (with an April 23, 2021 grant date)	11,779	0	n/a
Restricted Stock Unit Award Agreement (with a June 15, 2021 grant date)	0	10,194	June 15, 2022

Agreement Name	Number of Shares Forfeited
Performance Stock Unit Agreement (with an April 23, 2021 grant date)	17,446
Restricted Stock Unit Award Agreement (with an April 23, 2021 grant date)	23,556
Restricted Stock Unit Award Agreement (with a June 15, 2021 grant date)	20,387